EXHIBIT 4.1
CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
ULTRALIFE BATTERIES, INC.
Ultralife Batteries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held on March 6, 2008, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Restated Certificate of Incorporation of Ultralife Batteries, Inc. be amended by changing the First Article to change the name of the corporation so that, as amended, said Article shall read as follows:
“The name of the corporation shall be Ultralife Corporation.”
SECOND: That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at the annual meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the above mentioned corporation has caused this certificate to be signed by Peter F. Comerford, its Vice President of Administration and General Counsel, this 5th day of June, 2008.

By:	/s/ Peter F. Comerford
Peter F. Comerford,
Vice President of Administration and General Counsel